UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 12, 2006

BRONCO DRILLING COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51471	20-2902156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

16217 North May Avenue, Edmond, Oklahoma	73013
(Address of principal executive offices)	(Zip code)

(405) 242-4444

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02. Termination of Material Definitive Agreement.

In connection with Karl W. Benzer’s resignation, described in Item 5.02 of this Current Report on Form 8-K, on September 12, 2006, Bronco Drilling Company, Inc. (the “Company”) and Mr. Benzer entered into a Separation Agreement and Release (the “Separation Agreement”), effective as of August 26, 2006 (the “Effective Date”). Pursuant to the Separation Agreement, the Company’s employment agreement with Mr. Benzer, effective as of August 25, 2005, was terminated, with the exception of the restrictive covenants concerning non-disclosure, non-recruitment and non-solicitation by Mr. Benzer and certain other obligations that survive the termination of the agreement, and Mr. Benzer released the Company, its affiliates and certain others from any claims he may have relating to matters or events arising on or before the Effective Date. Under the Separation Agreement, the Company has agreed to continue to pay Mr. Benzer through December 31, 2006 consistent with past practices and then, in January 2007, to pay Mr. Benzer the remaining amount due him under the terms of his employment agreement, discounted at approximately twenty percent.

Item 5.02. Departure of Directors or Principal Officers; Appointment of Principal Officers.

As was previously reported in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, filed on August 8, 2006, Karl W. Benzer resigned from his position as Chief Operating Officer of the Company. Mr. Benzer’s resignation was effective as of August 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRONCO DRILLING COMPANY, INC.

Date: September 18, 2006	By:	/s/ Zachary M. Graves
Zachary M. Graves
Chief Financial Officer